Exhibit 99.1

Titan Machinery Inc. Announces Fiscal First Quarter Ended April 30, 2010 Results

-Company Reiterates Fiscal 2011 Guidance-

- First Quarter Revenue Increased 24% to $205 Million-

-Construction Segment Same Store Sales Increase 21.5%-

-First Quarter Gross Profit Increased 21% to $34 Million-

West Fargo, ND — June 9, 2010 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the first quarter ended April 30, 2010.

Fiscal 2011 First Quarter

For the first quarter of fiscal 2011, revenue increased 23.5% to $205.5 million from revenue of $166.3 million in the first quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $150.4 million, compared to $124.9 million in the first quarter last year.  Parts sales were $35.1 million in the first quarter, compared to $26.4 million in the first quarter last year.  Revenue generated from service was $16.6 million in the quarter, compared to $12.5 million in the first quarter last year.

Revenue generated from the Company’s Agriculture segment was $181.4 million for the first quarter of fiscal 2011, compared to $148.3 million in the first quarter last year.  Revenue generated from the Company’s Construction segment was $32.1 million for the first quarter of fiscal 2011, compared to $24.7 million in the first quarter last year.

Gross profit for the fiscal first quarter of 2011 increased 20.8% to $34.4 million, compared to $28.5 million in the first quarter of last year. The Company’s gross profit margin was 16.8% in the fiscal first quarter, compared to 17.1% in the first quarter last year.  Gross profit from parts and service revenue contributed 59% of overall gross profit for the fiscal first quarter of 2011, compared to 55% in the first quarter last year.

Pre-tax income for the fiscal 2011 first quarter was $2.6 million, compared to $3.0 million in the first quarter last year.  Pre-tax margin was 1.3%, compared to 1.8% in the first quarter last year.  Pre-tax income for the Company’s Agriculture segment was $4.8 million, compared to $5.7 million in the first quarter last year.  Pre-tax loss for the Company’s Construction segment was $1.9 million for the fiscal 2011 first quarter, approximately flat compared to the first quarter last year.

Net income for the fiscal first quarter of 2011 was $1.6 million, compared to net income of $1.8 million in the first quarter last year.  Earnings per diluted share for the fiscal first quarter of 2011 were $0.09 on approximately 18.0 million shares outstanding, compared to $0.10 per diluted share on a similar amount of shares outstanding in the first quarter last year.

Balance Sheet

The Company ended the first quarter fiscal 2011 with a strong balance sheet. Its cash and cash equivalents were $81.3 million as of April 30, 2010. Working capital at the end of the first quarter fiscal 2011 was $157.6 million.  As of April 30, 2010, the Company had $108.0 million available of its $365.0 million total discretionary floorplan lines of credit.  Additionally, at quarter end, the Company had no amounts outstanding under its $25 million operating line of credit.

“We are pleased with the first quarter results of our business. Based on our year-to-date performance and outlook for the remainder of the year, we are affirming our annual revenue and earnings per share guidance,” stated David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “During the first quarter, we achieved solid year-over-year revenue growth in both our Agriculture and Construction segments.  We continue to see strong demand for our Agriculture products and services and favorable weather for spring planting provided a positive start to our customers’ annual production cycle.  Regarding our Construction business, revenue growth was reflective of initiatives put into place as part of our Construction Business Action Plan we previously announced on our fourth quarter earnings call.  While it is still early in the year, we are making solid progress with our initiatives and remain confident that we will continue to achieve year-over-year improvements in our Construction revenue and operating results for the current fiscal year.”

Acquisition

The Company recently closed on the acquisition of Hubbard Implement, Inc., in Iowa Falls, Iowa.

Hubbard Implement, Inc., with one store in Iowa Falls, Iowa, is a Case IH brand agriculture equipment dealership.  Hubbard Implement is well-situated in the fertile farmland in Central Iowa and is strategically located contiguous to Titan Machinery’s existing locations in Grundy Center and Waverly, Iowa.  In its most recently reported fiscal year, Hubbard Implement generated revenues of approximately $7.9 million.  The acquisition closed on June 1, 2010.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customer’s business.  The Company is affirming its revenue and net income guidance for the full year ending January 31, 2011.  It continues to expect to achieve revenue for the full year ending January 31, 2011 in a range of $920 million to $980 million.  Net income is expected to be in the range of $16.7 million to $18.5 million resulting in earnings per diluted share range of $0.92 to $1.02.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2011 are estimated to be approximately 18.1 million.

Conference Call and Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (888) 293-6960 from the U.S. International callers can dial (719) 457-2607. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, June 23, 2010, by dialing (888) 203-1112 from the U.S., or (719) 457-0820 from international locations, and entering confirmation code 1227046. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network consists of 72 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including three outlet stores, representing one or more of the CNH Brands (NYSE:CNH), which include Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s expected improved operating results for the Construction segment and the expected results of operations for the fiscal year ending January 31, 2011, our beliefs and expectations with respect to the industries in which we operate, the anticipated impact of our recent acquisitions, our anticipated organic growth, and our expectations as to the execution of our strategy, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	April 30,	January 31,
	2010	2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$81,334	$76,185
Receivables, net	24,239	22,254
Inventories	352,682	347,580
Prepaid expenses	924	1,009
Income taxes receivable	991	1,595
Deferred income taxes	2,645	2,266

Total current assets	462,815	450,889

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	1,803	1,642
Goodwill	14,762	14,762
Intangible assets, net of accumulated amortization	429	295
Other	651	620
	17,645	17,319

PROPERTY AND EQUIPMENT, net of accumulated depreciation	48,526	46,604

	$528,986	$514,812

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$17,402	$12,352
Floorplan notes payable	262,809	249,872
Current maturities of long-term debt and short-term advances	6,725	7,218
Customer deposits	8,517	12,974
Accrued expenses	9,789	9,870

Total current liabilities	305,242	292,286

LONG-TERM LIABILITIES
Long-term debt, less current maturities	21,456	21,852
Deferred income taxes	6,359	6,356
Other long term liabilities	3,562	3,794
	31,377	32,002

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,785 at April 30, 2010 and 17,777 at January 31, 2010	—	—
Additional paid-in-capital	139,059	138,775
Retained earnings	53,308	51,749
	192,367	190,524

	$528,986	$514,812

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	April 30,
	2010	2009
	(Unaudited)	(Unaudited)
REVENUE
Equipment	$150,360	$124,865
Parts	35,063	26,398
Service	16,551	12,542
Other, including trucking and rental	3,483	2,496
TOTAL REVENUE	205,457	166,301

COST OF REVENUE
Equipment	136,801	112,300
Parts	25,186	18,537
Service	5,971	4,600
Other, including trucking and rental	3,056	2,348
TOTAL COST OF REVENUE	171,014	137,785

GROSS PROFIT	34,443	28,516

OPERATING EXPENSES	29,796	24,705

INCOME FROM OPERATIONS	4,647	3,811

OTHER INCOME (EXPENSE)
Interest and other income	173	211
Floorplan interest expense	(1,801)	(731)
Interest expense other	(377)	(263)

INCOME BEFORE INCOME TAXES	2,642	3,028

PROVISION FOR INCOME TAXES	(1,083)	(1,238)

NET INCOME	$1,559	$1,790

EARNINGS PER SHARE - BASIC	$0.09	$0.10
EARNINGS PER SHARE - DILUTED	$0.09	$0.10

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended April 30,
	2010	2009	% Change
	(Unaudited)	(Unaudited)
Revenues
Agriculture	$181,382	$148,329	22.3%
Construction	32,104	24,698	30.0%
Segment revenues	213,486	173,027	23.4%
Eliminations	(8,029)	(6,726)	19.4%
Total	$205,457	$166,301	23.5%

Income (Loss) Before Income Taxes
Agriculture	$4,792	$5,716	(16.2)%
Construction	(1,915)	(1,950)	(1.8)%
Segment income (loss) before income taxes	2,877	3,766	(23.6)%
Shared Resources	9	(471)	(101.9)%
Eliminations	(244)	(267)	(8.6)%
Total	$2,642	$3,028	(12.7)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.